Exhibit 23.1

Consent of Independent Auditor

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-______) pertaining to the Metrocall Holdings Inc. 2003 Stock Option Plan of our report dated February 28, 2003, with respect to the consolidated financial statements and schedule of Metrocall Holdings, Inc. and subsidiaries and Metrocall, Inc. and subsidiaries included in the Metrocall Holdings, Inc. Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
June 10, 2003